UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 16, 2003
                                                 -----------------


                                 AccessTel, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Utah                      0-24459                84-2159271
-------------------------------       ------------         ------------------
(State or other jurisdiction          (Commission            (IRS Employer
          of incorporation)           File Number)         Identification No.)


101 West Mineral Avenue, Littleton, Colorado                         80120
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     (Address of Principal Executive Offices)                      (Zip Code)


Registrant's telephone number, including area code (303) 831-9854
                                                   ---------------


                   9005 Cobble Canyon Lane, Sandy, Utah 84093
                   ------------------------------------------
                   (Former name or former address, if changed
                               since last report.)

Item l.  Changes in Control of Registrant.

     On December 16, 2003, we purchased all of the issued and outstanding shares of common stock of Euro Offline pursuant to that certain Stock Purchase Agreement and Plan of Reorganization (the "Agreement and Reorganization") dated December 16, 2003, between AccessTel, Inc., and Euro Offline, Inc. ("Euro Offline"), a privately-held, Colorado corporation. Euro Offline, with offices in Littleton, Colorado, is a retailer of high-end, modern furniture, dealing exclusively in European lines such as DeSede (Switzerland), Minotti, MDF, Cappellini and Bonacina (Italy) and Walter Knoll and Draenert (Germany). A complete product list appears on our web site located at www.eurooffline.com. We plan to change our name to "Euro Offline, Inc." and change the OTCBB symbol under which our common stock trades on the Over-The-Counter Bulletin Board as soon as practicable following the filing of this report. Our common stock now trades on the Over-The-Counter Bulletin Board under the OTCBB symbol "ACST."

     As a result of the Agreement and Reorganization, we issued and sold a total of 31,000,000 newly-issued, restricted shares of common stock to six persons, including Messrs. Randall L. Middleton and Thomas Rowan, executive officers, directors and shareholders of Euro Offline. Messrs. Middleton and Rowan each received 13,750,000 newly-issued, restricted shares of common stock of AccessTel. The aggregate 27,500,000 shares of common stock of AccessTel owned of record and beneficially by Messrs. Middleton and Rowan as a result of the Agreement and Reorganization represents approximately 88% of the voting securities of AccessTel. As part of the Agreement and Reorganization, we issued 1,000,000 newly-issued, restricted shares of common stock to Global Guarantee Corporation ("Global") and Global agreed to forgive certain of our indebtedness to it in consideration for cash. We also effected a 1:89 reverse split in the shares of common stock of AccessTel owned by shareholders of record on December 12, 2003, which is described in more detail under Item 5. below. We had 25,002,309 shares of common stock outstanding immediately prior to the reverse stock split and 280,925 shares of common stock outstanding immediately following the reverse split.

     Mr. David C. Merrell resigned as the sole executive officer and director of AccessTel on December 16, 2003, in connection with the Agreement and Reorganization. Prior to his resignation, Mr. Merrell appointed Messrs. Middleton and Rowan as directors of Euro Offline to fill the vacancies in the Board of Directors created by his resignation. In addition, Mr. Middleton serves as the President, and Mr. Rowan serves as the Secretary/Treasurer, of AccessTel.


Item 5.  Other Events and Regulation FD Disclosure.

     On December 3, 2003, we declared a reverse split in the issued and outstanding shares of common stock, $.001 par value per share (CUSIP Number 00433C 10 0), of AccessTel held by shareholders of record on December 12, 2003, on the basis of one share of common stock for each 89 shares of common stock then outstanding. The effective date of the reverse stock split was December 12, 2003. As a result of the reverse split, each shareholder of AccessTel common stock on December 12, 2003, received one share of common stock for each 89 shares of common stock held of record on that date. Immediately prior to the effective date of the reverse stock split, we had 25,002,309 shares of common stock outstanding and, immediately following the effective date of the reverse split, we had 280,925 shares of common stock outstanding.

     The reverse stock split was not a mandatory exchange. No certificates for fractional shares of common stock were issued. Instead, certificates for fractional shares of common stock were rounded up to the next whole share.


Item 7.  Financial Statements and Exhibits.

     (a) The financial statements required to be filed in response to this Item 7.(a) will be filed by amendment not later than 60 days after the date on which this report is filed.

     (c) The Press Release of AccessTel, Inc., dated January 2, 2004, captioned "Accesstel Inc. Announces Completion of Acquisition of Euro Offline" is filed as an exhibit to this report pursuant to this Item 7.(c).


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 2, 2004                ACCESSTEL, INC.



                                        By:  /s/ Randall L. Middleton
                                             -------------------------------
                                             Randall L. Middleton, President